UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

Current Report

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 5, 2008

Celera Corporation

(Exact name of registrant as specified in its charter)

001-34116

(Commission File Number)

Delaware	26-2028576
(State or other jurisdiction of incorporation)	(I.R.S. Employer Identification No.)

1401 Harbor Bay Parkway

Alameda, CA 94502

(Address of principal executive offices, with zip code)

(510) 749-4200

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

The Board of Directors (the “Board”) of Celera Corporation (the “Company”) has increased the number of directors on the Board from seven to eight and elected Wayne I. Roe as a Class II member of the Board effective December 5, 2008 to serve until his successor is duly elected and qualified with an initial term ending at the 2010 annual meeting of stockholders of the Company. Mr. Roe will serve on the Company’s Audit Committee. In connection with his election, Mr. Roe will enter into the Company’s standard form of indemnification agreement for directors.

Mr. Roe, age 58, has been a general partner of DFJ In-Cube Ventures, an early stage medical technology fund, since 2007. From 2001-2007, he served as a consultant on life science marketing and pharmacoeconomic strategy. Mr. Roe was the founding Chief Executive Officer and Chairman of Covance Health Economics and Outcomes Services, Inc. from 1988 to 1999 and previously served as Vice President for Economic and Health Policy for the Health Industry Manufacturers Association. He currently sits on the boards of directors of ISTA Pharmaceuticals, Inc., a specialty pharmaceutical company, Favrille, Inc. and a number of privately-held companies. Mr. Roe also serves on the executive committee of the Maryland Angels Fund. Mr. Roe received his bachelor’s degree in Economics from Union College, Schenectady, NY, his M.A. in Political Economy from State University of New York, NY, and his M.A. in Economics from the University of Maryland, MD.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits. The following material is filed as an exhibit to this Current Report on Form 8-K:

99.1	Press Release

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CELERA CORPORATION

Date: December 9, 2008	By:	/s/ Scott Milsten
Scott Milsten
Vice President, General Counsel and Corporate Secretary

EXHIBIT INDEX

Exhibits. The following material is filed as an exhibit to this Current Report on Form 8-K:

99.1	Press Release